Exhibit 10.7

Summary of Consulting Arrangement with Mark Germain

Collexis Holdings, Inc. has an oral consulting arrangement with Mark Germain, Chairman of its Board of Directors. Pursuant to this arrangement, Mr. Germain receives $10,000.00 per month for his consulting services. This arrangement is at-will and may be terminated at any time by either party.